                  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-118487 and 333-22419) and Forms S-8 (Nos. 333-27429 and 333-88430) of Associated Estates Realty Corporation of our report dated February 27, 2008, except with respect to our opinion on the consolidated financial statements insofar as they relate to the effects of discontinued operations as discussed in Note 2, as to which the date is November 25, 2008, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Form 8‑K.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

November 25, 2008